CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 102 to File No. 33-20673; Amendment No. 103 to File No. 811-5514) of Wilmington Funds of our report on the Wilmington Managed Allocation Fund – Moderate Growth II (formerly MTB Managed Allocation Fund – Moderate Growth II) dated February 17, 2012, included in the 2011 Annual Report to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

April 16, 2012